September 30, 1997

Food Technology Service, Inc.
502 Prairie Mine Road
Mulberry
Florida, 33860
U.S.A.

Attention:  Mr. Pete Ellis/President, CEO

RE: Conversion of MDS Nordion's ("Nordion") Accrued Interest on Indebtedness of Food Technology Service, Inc. ("FTSI")

Dear Sir:

As you know, Nordion is committed to food irradiation and has provided support to ensure the ongoing success of FTSI. We have provided marketing assistance, technical advice and expertise generally. We wish to extend our involvement with FTSI and by this letter, request conversion of outstanding interest into equity.

Reference is made to the Letter Agreement dated November 23, 1994 between FTSI and Nordion providing amongst other things, the interest rate applicable to the entire indebtedness owing by FTSI to Nordion.

Pursuant to such Letter Agreement interest accrued on all outstanding indebtedness owed to FTSI to Nordion at the Barnett Bank (Florida) U.S. prime rate in effect from time to time plus 1%. Such Agreement further provides for Nordion's entitlement to convert all or any portion of FTSI's indebtedness to Nordion, into shares of FTSI.

Nordion hereby provides notice to FTSI, that it desires to convert into common shares of FTSI, all interest accrued and outstanding on FTSI's indebtedness to Nordion as at Sept. 30, 1997. The conversion of such interest into shares of FTSI shall be effected at a price per share of $.80 (US). FTSI shall issue a share certificate to Nordion representing such shares. As at Sept. 30, 1997, $77,003.00 (US) of interest ha accrued and is outstanding on FTSI's indebtedness to Nordion.

Conversion of Accrued Interest on Indebtedness                            Page 2
September 30, 1997



By signing this Letter Agreement, FTSI agrees to the conversion of the aforementioned interest into common shares of FTSI.

Yours very truly,



Frank M. Fraser
Vice President, Market Development



The foregoing is acknowledged and agreed this 30 day of Sept. 1997.

FOOD TECHNOLOGY SERVICE INC.

by:
     --------------------------------------
     Pete Ellis, President & CEO


cc:  Brian Gilhooly
     Ben Butler